Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 12, 2021, relating to the financial statements and financial statement schedule of Fossil Group, Inc., and the effectiveness of Fossil Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K/A of Fossil Group, Inc. for the year ended January 2, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas
September 7, 2021